EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

TelVue Corporation:

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-87631 and No. 333-171352) of TelVue Corporation (the “Company”) of our report dated March 30, 2012, relating to the Company’s financial statements, which appears in this Annual Report on Form 10-K.

/s/ ParenteBeard LLC

Philadelphia, Pennsylvania

March 30, 2012